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                                                                  Exhibit 10.31

                              EMPLOYMENT AGREEMENT

          AGREEMENT, dated as of the 2nd day of September 2005, by and among Birds Eye Holdings, LLC, a Delaware limited liability company ("BE Holdings"), and Neil Harrison (the "Executive").

          WHEREAS, the BE Holdings desires that Executive serve as an employee of Birds Eye Foods, Inc., a Delaware corporation having its principal executive offices in Rochester, New York (the "Company") and an indirectly wholly-owned subsidiary of BE Holdings, and the Executive is willing to accept employment with the Company, all on the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, BE Holdings agrees to cause the Company to employ the Executive, and the Executive hereby accepts employment with the Company, for the period commencing on the September 8, 2005 (the "Effective Date") and ending as provided in the next sentence (such period, the "Employment Period"). The Employment Period shall end on the fourth anniversary of the date hereof; provided, that the Employment Period shall automatically be renewed for successive one-year periods, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 90 days prior to the expiration of the Employment Period; provided, however, the Employment Period shall be subject to early termination as provided in Section 3 hereof.

          2. Terms of Employment.

               (a) Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company with the appropriate authority, duties and responsibilities as are customarily attendant to such position at other similarly situated companies with significant private equity ownership, subject, in all instances, to the general supervisory power of the Company's board of directors (the "Board") under applicable corporate law. During the Employment Period, the Executive shall serve as a member of the management committee of BE Holdings, the board of directors of Birds Eye Holdings, Inc. ("BE Inc.") and the Board as its Chairman. Upon the termination or expiration of the Employment Period, Executive shall resign as a member of the management committee, board of directors or any equivalent body of BE Holdings and its subsidiaries (including the Company and BE Inc.), as the case may be and such obligation to resign shall survive the termination of this Agreement.

                    (i) During the Employment Period, Executive shall report solely and directly to the Board and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive agrees to devote substantially all of his business time and attention to the business and affairs of the Company and to use the Executive's reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive





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hereunder; provided, however, that Executive may serve as a member of the board of directors of one other corporation or other entity (and on any committee thereof) if approved by the Board.

               (b) Compensation.

                    (i) Annual Base Salary. Effective immediately, and during the Employment Period, the Executive shall receive an annual base salary (as in effect from time to time, the "Annual Base Salary") of at least $600,000, which Annual Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices. The Annual Base Salary will be subject to periodical review and may be increased in accordance with Company policy. Once increased, the Annual Base Salary cannot be decreased.

                    (ii) Annual Bonus. During the Employment Period, the Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the "Compensation Committee") (the aggregate of all payments made under such bonus arrangements during any fiscal year being herein referred to as the "Annual Bonus"). Executive's "Target Bonus" for any fiscal year will be no less than $350,000 and shall be payable upon the achievement of the Bonus Criteria (as defined below) for such fiscal year and such other factors as may be determined by the Board. In addition, with respect to each fiscal year during the Employment Period, Executive shall have the opportunity to earn an additional bonus of at least $400,000 upon the achievement of the Superior Bonus Criteria (as defined below) for such fiscal year and such other factors as may be determined by the Board that are communicated to Executive in accordance with the next sentence. Within the first three months of any fiscal year during the Employment Period (other than with respect to the fiscal year ending June 30, 2006 ("Fiscal 2006")), the Board shall in good faith, and in consultation with Executive, establish and communicate to Executive (x) EBITDA and net debt reduction targets for the Company and its subsidiaries for such fiscal year (collectively, the "Bonus Criteria") and (y) additional extraordinary performance targets for the Company and its subsidiaries that are reflective of extraordinary performance (collectively, the "Superior Bonus Criteria"), and any additional factors or objectives related to the achievement of such additional bonus. The communication to Executive referred to in the preceding sentence may be in the form of materials distributed to him as a member of the Board. The Bonus Criteria for any fiscal year shall be adjusted in good faith by the Board if the Company or any subsidiary engages in any significant acquisition or disposition outside the ordinary course of business during such fiscal year. Notwithstanding the foregoing, subject to Executive's, continued employment, Executive shall be entitled to a guaranteed bonus for Fiscal 2006 of $350,000 pro-rated for the actual number of days the Executive was employed by the Company during Fiscal 2006. The Annual Bonus shall be paid within 30 days of receipt by the Company of the audited financial statements for the fiscal year of the Company to which it relates. As used herein, "EBITDA" shall mean the Company's and its subsidiaries' earnings before interest, taxes, depreciation and amortization calculated on a consolidated basis consistent with the Company's past practice of calculating "operating EBITDA" for internal reporting purposes.

                    (iii) Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all compensation, incentive, employee benefit, welfare and other plans and programs and fringe benefits (collectively, "Employee Benefit Plans") on a basis no less favorable than that are


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generally provided to any other senior executive officer of the Company. In addition, within 60 days of the Effective Date, the Company shall, at its expense, procure a term life insurance policy covering Executive's life during the Employment Period in the face amount of up to $1,500,000 subject to the total cost of such insurance to the Company being no more than $12,000 per annum, payable to one or more beneficiaries designated by Executive and Executive shall co-operate and make himself available for any medical examination reasonably required by the Company in connection therewith.

                    (iv) Residence in Rochester. Executive shall establish a permanent residence in the Rochester, NY area by purchasing a residence as soon as reasonably practicable after the Effective Date but in any event within six months of the date of this Agreement and in connection therewith shall be entitled to an one-time expense reimbursement of reasonable costs and expenses incurred by Executive for purchasing a new residence in the Rochester, NY area. Such reimbursement shall, in any event, include (x) reasonable costs and fees incurred in connection with the search for and purchase of a new residence in the Rochester, New York metropolitan area, including a reasonable number of house hunting trips for Executive and his spouse (which shall include air fare, lodging, meals and other incidental expenses) (other than mortgage discount points) and, the physical move of Executive's belongings and family (if and to the extent applicable) and (y) for a period of six (6) months following the Effective Date (or, if earlier, until Executive purchases a residence in Rochester, NY) (A) temporary living expenses of up to $5,000 per month and (B) two (2) airline tickets per month for travel between Rochester and Executive's place of residence. During the Employment Period, Executive shall perform his duties hereunder during the business week of the Company (which shall include every business day commencing on Monday and ending on Friday of each week) at the corporate headquarters of the Company at Rochester, New York (except when Executive is engaged in business travel in connection with his responsibilities hereunder).

                    (v) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year, pro-rated, in the case of the 2005 calendar year, for the actual number of days the Executive was employed by the Company during the 2005 calendar year. Executive may carry over accrued, unused vacation to subsequent calendar years but in no event shall Executive be entitled to utilize more than six (6) weeks of vacation time in any calendar year.

               (c) Indemnification and Insurance. Executive shall be entitled to indemnification, to the fullest extent permitted by law, as a director or officer of the Company (including advancement of litigation expenses upon executing a customary undertaking in favor of the Company to return such advances to the extent it is finally determined that Executive is not entitled to indemnification) in accordance with the certificate of incorporation of the Company. The Company shall insure Executive, or shall cause Executive to be insured, under directors' and officers' liability insurance at the same level as other directors and officers of the Company are covered from time to time during the Employment Period and a period of six years thereafter.


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          3. Termination of Employment.

               (a) Death, Disability or Non-renewal. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period or upon non-renewal of the Employment Period by the Company or Executive as provided in Section 1 above. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(c) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the receipt of such notice by the Executive (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean a determination by the Board in its good faith judgment with input from appropriate medical personnel that Executive is unable to substantially perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of 180 days or more in any 365 consecutive day period. The Executive shall co-operate and make himself available for any medical examination reasonably required by the Company with respect to any determination of the Disability of the Executive.

               (b) With or Without Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. Any termination of the Executive's employment during the Employment Period for Cause shall be made by providing a Notice of Termination within sixty (60) days of the Board being informed of the occurrence of the relevant event or events constituting Cause. For purposes of this Agreement, "Cause" shall mean:

                    (i) Executive is indicted or charged with, or pleads guilty or nolo contendere to, (A) a felony or (B) a crime involving moral turpitude that is either materially detrimental to the Company or that which brings the Company into public disgrace or disrepute;

                    (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes gross neglect or willful misconduct that, in either case, results in material economic harm or is materially detrimental to the Company;

                    (iii) Executive breaches any material provision of the Employment Agreement (including Section 5 hereof), and such breach has not been cured prior to 30 days following notice from the Company;

                    (iv) Executive engages in willful gross misconduct in the operation of the Company or in connection with Company activities that brings the Company into public disgrace or disrepute;

                    (v) Executive's repeated refusal to perform duties or responsibilities as reasonably directed by the Board; or

                    (vi) Executive engages in willful misconduct resulting in or intended to result in direct personal gain to Executive at the Company's expense.


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               (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a termination by Executive of his employment on thirty (30) days' written notice given by him to the Company following the occurrence of any of the following events, which notice shall be given within sixty (60) days following Executive becoming aware of such occurrence, without his express prior written consent, unless all grounds for termination shall have been fully cured prior to thirty (30) days after he gives notice to the Company requesting cure:

                    (i) any failure of the Company to continue Executive as President and Chief Executive Officer of the Company and as Chairman of the Board provided, that after a Change of Control (as defined below), failure of the Executive to be appointed or nominated to the board of directors of a successor shall not constitute "Good Reason";

                    (ii) any material diminution in Executive's responsibilities or authorities under the Employment Agreement; the appointment of another person whose duties are inconsistent with Executive's role as Chief Executive Officer and Chairman of the Board; or the assignment to Executive of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him; or any change in the reporting structure so that Executive is required to report to any person other than the Board; provided that within six months of a Change in Control, the Company shall have the flexibility to appoint Executive to a reporting relationship different from that which existed prior to the Change in Control, to make immaterial changes in Executive's duties (which changes in the aggregate shall not be material), or to change Executive's title provided that Executive shall not have the stature less than that of a Divisional President, and it is understood that equivalent positions may have different titles; provided further that in no event shall any diminution of position, authority, duties or responsibilities of the Executive resulting solely from the consummation of one or more dispositions of assets or business lines constitute "Good Reason" hereunder so long as subsequent to any such disposition the Company's primary business continues to be the marketing and sale of branded frozen vegetable products;

                    (iii) if as a condition to his continued employment, Executive's principal place of work is relocated more than 75 miles from the location of the current corporate headquarters of the Company in Rochester, New York and Pittsburgh, PA other than any relocation effected pursuant to a recommendation by Executive;

                    (iv) subject to the terms and conditions of that certain letter agreement dated as of the date hereof between BE Holdings and Executive, failure by BE Holdings to issue to Executive the limited liability company units of BE Holdings specified therein within the time periods specified therein;

                    (v) any material breach by the Company of any of its obligations under the Employment Agreement which has not been cured prior to 30 days following notice from Executive of such breach; or

                    (vi) any failure of the Company to obtain the assumption in writing of its obligations under the Employment Agreement by any successor to all or substantially all of its business or assets within thirty (30) days after any reconstruction,


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amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction; provided that no such assumption shall be required to be obtained in connection with any dispositions of assets or business lines by the Company or any of its subsidiaries so long as subsequent to any such disposition the Company's primary business continues to be the marketing and sale of branded frozen vegetable products.

As used herein, "Change in Control" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm's-length basis, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company or (b) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; provided that nothing in clause (a) or
(b) shall include any dispositions of assets or business lines by the Company or any of its subsidiaries so long as subsequent to any such disposition the Company's primary business continues to be the marketing and sale of branded frozen vegetable products.

               (d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

               (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive's employment is terminated by the Executive, the Date of Termination shall be thirty days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such 30-day period and (iv) if the Executive's employment is terminated as a result of non-renewal of the Employment Period by the Company or the Executive pursuant to Section 1, the last day of the then current Employment Period.


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          4. Obligations of the Company upon Termination.

               (a) Death or Disability. If, during the Employment Period the Executive's employment shall terminate on account of death or Disability the Company shall pay to the Executive or his estate:

                    (i) the Executive's Annual Base Salary through the Date of Termination within 30 days after the Date of Termination to the extent not theretofore paid; and

                    (ii) an amount equal to the product of (x) the Annual Bonus that would have been paid to the Executive for such fiscal year and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, to the extent not theretofore paid (such amount, the "Accrued Bonus"), at such time as the Annual Bonus would have been paid in the ordinary course;

                    (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries (A) a cash lump sum amount equal to the product of (x) the Executive's Annual Base Salary and (y) a fraction, the numerator of which is the number of Executive's accrued but unused vacation days and the denominator of which is 365 (the "Accrued Vacation Amount") and (B) any other amounts (including any unreimbursed business expenses) or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (the Accrued Vacation Amount and such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

               (b) By the Company for Cause; By the Executive Other than for Good Reason; Non-Renewal by Executive. If the Executive's employment is terminated for Cause, the Executive terminates his employment without Good Reason during the Employment Period or the Executive elects to not renew the Employment Period pursuant to Section 1, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

               (c) By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason; Non-Renewal by the Company. If, during the Employment Period the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause, other than on account of death or Disability or as a result of non-renewal of the Employment Period by the Company pursuant to Section 1:

                    (i) subject to continued compliance by the executive of the covenants set forth in Section 5 hereof, the Company shall pay to the Executive:

               (A) the Executive's Annual Base Salary through the Date of Termination within 30 days after the Date of Termination to the extent not theretofore paid; and


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               (B) the amount equal to the product of (x) two (2) and (y) the sum of the Executive's current Annual Base Salary and Annual Bonus for the preceding fiscal year (which Annual Bonus shall be deemed to be $350,000 for the purposes of this Section 4(c)(i)(B) if Date of Termination occurs prior to June 30, 2006), payable during the period commencing on the Date of Termination and until the termination of the Restricted Period (as defined below) in regular installments in accordance with the Company's general payroll practices;

                    (ii) the Company shall provide the Executive with the Other Benefits; and

                    (iii) the Company shall provide the Executive continued coverage under the Company's group health plans until the earlier of (x) the expiration of the Restricted Period and (y) the date Executive becomes eligible for comparable coverage under health plans of any successor employer.

               (d) Release. The severance payments and such benefits to be provided by the Company pursuant to this Section 4 shall (i) be in lieu of any other payments by the Company to Executive (other than pursuant to BE Holdings' limited liability company agreement) and (ii) be subject to Executive's execution (other than in the case of Executive's death) of a release agreement in substantially the form attached hereto as Exhibit A,

          5. Noncompetition; Nonsolicitation; Etc. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's and its subsidiaries' trade secrets and other confidential information concerning the Company and such subsidiaries (collectively, the "Confidential Information") and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that:

               (a) Noncompetition. During the Employment Period and until the second anniversary of the date Executive's employment with the Company terminates (the "Restricted Period"), Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity (each a "Person"), engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest in any Person that owns or operates any business that competes with (i) the frozen vegetable, frozen fruit, frozen skillet meal or the fruit or pie filling lines of business of the Company or any subsidiary of the Company (including both branded and non-branded segments within each line of business) or (ii) any line of business (other than those currently engaged in by the Company or any of its subsidiaries) that accounts for 10% or more of the revenues or net operating cash flows of the Company and its subsidiaries any time during the Employment Period (collectively, the "Business"). Nothing herein shall prohibit Executive (i) from being a passive owner of not more than 2% of the outstanding, publicly traded stock of any class of a corporation engaged in any of the activities described in the foregoing sentence, so long as Executive has no active participation in the business of such corporation, (ii) subsequent to the Employment Period, from being employed by, or otherwise having material association with, any business that competes materially with the Company in the Business if his employment or association is with a separately managed and operated division or Affiliate of such business that does not compete with the Company in any part of the Business and (iii) subsequent to the Employment Period,


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from serving on the board of directors of any business that is involved in the
Business as an immaterial part of its overall business (i.e., less than 5% of its overall revenues), so long as Executive recuses himself fully and completely from all matters relating to any part of the Business. Executive acknowledges that this Agreement, and specifically, this Section 5, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

               (b) Nonsolicitation. During the Restricted Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one-year period immediately preceding Executive's termination of employment with the Company.

               (c) Confidentiality. The Confidential Information is property of the Company or its subsidiaries. Executive further agrees that Executive shall not disclose to any unauthorized Person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company on the Date of Termination, or at any other time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below), or the business of the Company or any subsidiaries which Executive may then possess or control.

               (d) Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (collectively, the "Work Product") belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).


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               (e) Enforcement. The parties to this Agreement hereby agree and stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company's and its subsidiaries' legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company's and its subsidiaries' rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys' fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.

               (f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with the Company, (ii) the issuance of certain limited liability company interests of BE Holdings to the Executive and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is national in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

          6. Successors.

               (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          7. 280G Benefits and Excise Tax.


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               (a) Shareholder Approval. The Company agrees to notify Executive if there is a high probability that a 280G Event (as defined below) will likely occur with respect to Executive, and further agrees that, upon written request of the Executive which written request (if made) shall include an election by the Executive to condition his receipt of any 280G Benefits (as defined below) on obtaining the Shareholder Approval (as defined below), prior to its consummating any transaction that could cause the Company to be considered to have experienced a change within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") (a "280G Event"), the Company shall use commercially reasonable efforts in seeking Company shareholder approval, pursuant to the requirements set forth at Q&A 7 of Reg. section 1.280G-1, of payment of such portions of the payments to be made to or for the benefit of the Executive contingent on such transaction that would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code (such payments or benefits, the "280G Benefits" and such shareholder approval, the "Shareholder Approval"), as requested in writing by Executive. Executive may (but shall not be required to) elect to condition his receipt of any such payment on obtaining such Shareholder Approval.

               (b) Cutback. Notwithstanding any provision of this Agreement to the contrary and if the Shareholder Approval is not obtained (including as a result of the Executive failing to elect to condition his receipt of any such payment or benefit on obtaining Shareholder Approval), and if all or any portion of the payment or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits which Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates would constitute a "parachute payment" within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, such payments or benefits provided to Executive shall be reduced by reducing the amount of payments or benefits payable to Executive (using any cash payments first in the manner designated by the Executive) to the extent necessary so that no portion of such payments or benefits shall be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision; provided that such reduction shall only be made if, by reason of such reduction, Executive's net after tax benefit shall exceed the net after tax benefit is such reduction were not made. For purposes of this paragraph, "net after tax benefit" shall mean the sum of (i) the total amount received or realized by Executive pursuant to this Agreement that would constitute a "parachute payment" within the meaning of
Section 280G of the Code and/or any corresponding and applicable state law provision (as applicable), plus (ii) all other payments or benefits which Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision (as applicable), less (iii) the amount of federal or state income taxes payable (as applicable) with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits shall be realized by Executive (based upon the rate in effect for such year as set forth in the Code or applicable State law (as applicable) at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and/or any corresponding and applicable state law provision (as applicable). The calculations of the various amounts required to be made pursuant to this Section 7(b) shall be made by the Company's regular independent accounting firm unless Executive reasonably objects to the use of such firm, in which event such calculations will be made by a nationally recognized United States public accounting firm chosen by the parties.

          8. Miscellaneous.

               (a) This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

               (b) Any disputes with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 5(e) hereof, shall be resolved by binding arbitration before the American Arbitration Association ("AAA") in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 'SS''SS' 1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocable waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses; provided, that the Company shall promptly advance to Executive all reasonable expenses (including attorney's fees) up to $25,000 incurred in connection with such dispute, subject to Executive executing a customary undertaking to repay such advances to the Company to the extent the Executive does not substantially prevail in such arbitration.

               (c) all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient with telephonic confirmation by the sending party. Such notices, demands and other communications will be sent to the address indicated below:

               If to the Executive:

               Neil Harrison
               760 Fairview Road
               Pittsburgh, PA 15238
               Fax: (412)967-1991

               If to the Company:

               Birds Eye Foods, Inc.
               90 Linden Place
               Rochester, New York 14625
               Telecopy Number: (585)385-2857
               Attention: Secretary

               with a copy to (which shall not constitute notice to the Company):

               Vestar Capital Partners IV, L.P.
               245 Park Avenue
               41st Floor
               New York, New York 10167
               Telecopy Number: (212)808-4922
               Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

               (d) The Company shall promptly reimburse Executive for reasonable attorneys' fees of up to $40,000 he incurs in connection with the negotiation, implementation, and documentation of this Agreement and other arrangements relating to his employment with the Company.

               (e) The Executive shall not be required to seek other employment during the Restricted Period subsequent to the termination or expiration of the Employment Period or to reduce any amounts or benefits payable or to be provided to him under Section 4 hereof, and no such payment or benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay or provide the amounts or benefits under Section 4 hereof shall not be reduced by any amount owed by the Executive to the Company.

               (f) Subject to the provisions of Section 4(c), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.

               (g) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               (h) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (i) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (j) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (k) From and after the Effective Date this Agreement shall supersede any other employment agreement between the parties or between the Company and the Executive with respect to the subject matter hereof.

               (l) Notwithstanding anything to the contrary herein, (i) BE Holdings shall prior to the Effective Date assign this Agreement to the Company and upon such assignment, the Company shall be deemed substituted for BE Holdings as a party to this Agreement and BE Holdings shall have no obligations to the Executive hereunder, (ii) such assignment shall not require the consent of the Executive and (iii) until such assignment has been effected, the Company shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement as if it were an original party thereto.

                               * * * * * * * * *

          IN WITNESS WHEREOF, the Executive and the Company have each executed this Agreement as of the day and year first above written.


                                                /s/ Neil Harrison
                                                --------------------------------
                                                Neil Harrison


                                                BIRDS EYE HOLDINGS, LLC


                                                By: /s/ Brian Ratzan
                                                   -----------------------------
                                                Title: Authorized Person
                                                      --------------------------

          IN WITNESS WHEREOF, the Executive and the Company have each executed this Agreement as of the day and year first above written.


                                                /s/ Neil Harrison
                                                --------------------------------
                                                Neil Harrison


                                                BIRDS EYE HOLDINGS, LLC


                                                By: Brian Ratzan
                                                    ----------------------------
                                                       Brian Ratzan
                                                Title: Authorized Person
                                                       -------------------------

                                                                       Exhibit A

                            FORM OF RELEASE AGREEMENT

          In consideration of receipt of severance payments and benefits as set forth in Section 4 of the Employment Agreement, dated as of September 2, 2005, by and between Birds Eye Holdings, LLC ("BE Holdings") and Neil Harrison (the "Employment Agreement") and subsequently assigned by BE Holdings to Birds Eye Foods, Inc. (the "Company"), I, Neil Harrison, hereby release and discharge the Company, and each of its employees, officers, directors, stockholders, agents, subsidiaries and other affiliates from, and waive any and all claims, demands, damages, causes of action or suits (collectively, "Claims") of any kind or nature whatsoever that I may have had or may now have against any of them (including, without limitation, any Claims arising out of or related to my employment with the Company or the termination thereof), whether arising under contract, tort, statute or otherwise, and whether I know of the claim or not, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay for Equal Work Act, and any other applicable federal, state or local statutes, rules, codes, or ordinances. Notwithstanding anything herein to the contrary this release does not cover (i) my rights to the severance payments and benefits provided in Section 4 of the Employment Agreement or any payments that are due under Birds Eye Holdings, LLC's limited liability company agreement; (ii) my rights to any vested or accrued benefits or rights under the applicable terms of Company plans, programs, or arrangements;
(iii) any Claim by me to enforce the rights arising under or preserved by the Employment Agreement that survive expressly survive termination of my employment; and (iv) any Claim by me to enforce indemnification rights as provided in the Company's articles of incorporation.

          I have not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company or any of its former or present employees, officers, directors, stockholders, agents, subsidiaries, or affiliates, and any of their successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law growing out of events released hereunder. I shall not seek employment or reemployment with the Company. I acknowledge that I have had at least 21 days to review and consider this release agreement before accepting it. I have been advised to consult with an attorney before signing this release agreement.

          This release agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New York applicable to contracts entered into and to be performed solely within such State without regard to choice of law considerations. The parties hereto hereby waive, to the fullest extent by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this release agreement.

                                                  /s/ Neil Harrison
                                                  ------------------------------
                                                  Neil Harrison

                                                  Dated: September 2, 2005

     Acknowledged and Agreed as of

     September 2, 2005:

BIRDS EYE FOODS, INC.


By: /s/ Brian Ratzan
    ---------------------------------
    Name:  Brian Ratzan
    Title: Authorized Person


                                       17